Exhibit 99.1

Press Release	Source: Global Entertainment Holdings/Equities, Inc.

Global Entertainment Holdings Announces Completion of Sale of Assets, Approval by Shareholders of 3 for 1 Reverse and Dividend Declaration by Board

MIAMI--(BUSINESS WIRE)--September 20, 2006--Global Entertainment Holdings/Equities, Inc. (“Global” or the “Company”) (OTCBB:GAMM) a publicly traded holding company for software development for the online interactive digital entertainment sector, through its subsidiary, IGW Software NV (“IGW”), announced today that the previously announced sale of its assets to V.I.P. Management Services, N.V. (“VIP”), a subsidiary of Leisure and Gaming plc, (“Leisure and Gaming”) (London Stock Exchange, AIM: LNG), an AIM quoted interactive betting and gaming company, has been completed.

At a special shareholder meeting September 15, 2006, the sale of substantially all of the Company's assets and an amendment to the Company's articles of incorporation to reverse split the Company's outstanding shares of common stock on a 3 to 1 basis were approved by holders of a majority of the outstanding common stock. The reverse split will take effect after the close of business on September 25, 2006.

As of the record date of August 28, 2006, there were 8,289,476 shares of the Company’s common stock outstanding.  At the special meeting, 5,296,010 shares of the Company's common stock voted in favor of the proposals, 52,371 shares were voted against the proposals and there were no abstentions.  The special meeting was adjourned to October 3, 2006 at 9:00 a.m. for purposes of voting upon the proposal to increase the Company's authorized shares of common stock to 500,000,000 shares.  Notice of the adjournment and new time and date were provided to the Company's shareholders at the special meeting.

Under the asset purchase agreement, Global’s Netherlands Antilles based subsidiary, IGW sold to VIP, its current online software platform (including all hardware and hosting infrastructure) and its next generation platform for online gaming still underdevelopment, for a total purchase price of $4,900,000 composed of cash of $3,850,000 and the forgiveness of $1,050,000 in debt. As a result of this transaction, Global no longer develops and distributes entertainment software programs and Global shareholders no longer own an investment in the entertainment software development business.

In connection with the sale, Global’s board of directors declared a dividend distribution to shareholders of record on September 29, 2006.  The Company anticipates making an initial distribution on October 18, 2006, in the amount of approximately $0.84 per share (post-reverse split) and a final distribution on January 15, 2007 for the remaining funds available for the distribution.  The dividend distribution is taxable.

Within 30-days following the closing of the asset purchase agreement and assuming shareholder approval of the increase in the Company’s authorized common stock, the Company intends to complete a share exchange agreement with Bayshore Media Group, a Nevada company.  Bayshore Media Group is an independent producer and distributor of motion picture, video and television entertainment.  Upon the consummation of the share exchange agreement with Bayshore Media Group, the asset sale and share exchange will result in a reverse merger and Bayshore Media Group will be the surviving entity. The Company anticipates completing the share exchange agreement immediately following the shareholder meeting on October 3, 2006, subject to shareholder approval of the increase in the Company’s authorized common stock.

Safe Harbor Statement

Statements used in this press release that relate to the financial condition, results of operations, plans, objectives, future performance and business of Global, and the effect of the sale of assets, the dividend distribution and share exchange with Bayshore Media Group, are forward-looking statements as defined under the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those anticipated as a result of certain risks and uncertainties, including but not limited to the ability of Global to collect retained funds from the sale of IGW’s assets, the payment of dividends and the reverse merger with Bayshore Media Group on the terms described above or other acceptable terms or at all because of a number of factors, including the failure to satisfy the other closing conditions. These and other risk factors are more fully described in the proxy statement. Global's shareholders are cautioned not to place undue reliance on such statements, which speak only as of the date hereof. Neither Global, Leisure and Gaming, nor Bayshore Media Group undertakes any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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Contact:

     Global Entertainment Holdings/Equities, Inc., Miami

     Clint Snyder, 305/374-2036